UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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SYNALLOY CORPORATION
(Name of Registrant as Specified in Its Charter)

PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON UPG ENTERPRISES LLC PAUL DOUGLASS CHRISTOPHER HUTTER ANDEE HARRIS ALDO MAZZAFERRO BENJAMIN ROSENZWEIG JOHN P. SCHAUERMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On June 18, 2020, the Stockholder Group issued the following press release, which was also posted to www.StrengthenSynalloy.com.

Privet Fund and UPG Enterprises Comment on Synalloy’s Eleventh Hour Entrenchment Maneuver to Deter Stockholders from Voting on the WHITE Proxy Card

Asserts Synalloy’s Disingenuous, Non-Binding Statement Regarding the Hypothetical Addition of Three of Our Nominees to the Board is a Misleading Ploy Intended to Help the Incumbents Retain Power and Subvert the Meaningful Change Only Offered by Voting on the WHITE Proxy Card

Exposes Synalloy’s Hollow Words – Synalloy has NOT Withdrawn Any Nominees and Stockholders Still Face the Same Choice Between Privet and UPG’s Nominees or the Unsuccessful Status Quo

Voting on the WHITE Proxy Card for the Stockholder Group’s Slate of Highly-Qualified Nominees is the Only Way to Ensure Our Plan is Implemented and a Proven, Successful CEO is Installed

ATLANTA & CHICAGO--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the "Stockholder Group" or “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), today commented on Synalloy’s disingenuous and misleading statement to add three of the Stockholder Group’s nominees to the Board of Directors (the “Board”) at the Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 30, 2020.

Ben Rosenzweig, Partner at Privet, and Chris Hutter, Co-Founder at UPG, commented:

“Synalloy’s latest attempt to mislead stockholders is a desperate, eleventh hour entrenchment maneuver designed to confuse investors and subvert a change in control of the Board. The hypothetical addition of three of our nominees to Synalloy’s eight-member Board would not unshackle stockholders from a conflicted and failed leadership team that has spent the past decade failing to generate acceptable stockholder returns, racking up a dangerous amount of debt and deliberately failing to disclose years of opaque and interconnected business dealings.

Do not be misled by Synalloy’s disingenuous, non-binding statement regarding the addition of three Privet and UPG nominees to the Board – the Company has already publicly asserted that cumulative voting ’guarantees’ us the election of three seats on the Board.1 To confirm this farce, Synalloy has not withdrawn any of its director nominees and is still running all eight of its original candidates. If Synalloy truly ‘welcome[d] large shareholders’ perspectives in the boardroom,’ then the incumbent directors would have committed to making meaningful governance and leadership changes well before finding themselves less than two weeks away from potentially being voted out of the boardroom.2

Ironically, just five years ago the incumbent Board sought to eliminate cumulative voting altogether – attempting to trample a stockholder right it now touts. Thankfully, that proposal was rejected by stockholders who wanted to ensure the Board would remain accountable. Now Synalloy’s leadership is relying on obfuscation and hollow words as part of a last-minute attempt to discourage stockholders from voting on the WHITE Proxy Card for real change.

1 Synalloy Investor Presentation filed June 8, 2020.

2 Synalloy press release June 17, 2020.

Synalloy is not offering the Stockholder Group any additional representation or making any meaningful concessions. By Synalloy’s own admission, this is not a settlement offer. It is purely a smokescreen meant to confuse stockholders and entrench the incumbent directors.

Despite Synalloy’s misinformation campaign, we still believe the choice should be clear for stockholders at this year’s Annual Meeting. Voting on the WHITE Proxy Card to elect Andee Harris, Chris Hutter, Aldo Mazzaferro, Ben Rosenzweig and John Schauerman can position Synalloy to benefit from a more aligned and qualified Board, a new Chief Executive Officer with significant metals experience and a credible strategic plan that targets up to $25 per share in near-term value.”

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As a reminder, despite Synalloy’s attempts to mislead and confuse stockholders about voting mechanics, electing our full slate – Andee Harris, Chris Hutter, Aldo Mazzaferro, Ben Rosenzweig and John Schauerman – on the WHITE Proxy Card is the only way to ensure proven industry operator Chris Hutter becomes interim Chief Executive Officer and that our value creation plan is implemented.

Please visit www.StrengthenSynalloy.com to review all materials pertaining to this contest and learn about how to vote on the WHITE Proxy Card.

Stockholders who have already voted on Synalloy’s blue card can change their vote by returning a later dated WHITE Proxy Card. Please direct any questions pertaining to the voting process to Saratoga Proxy Consulting at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

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About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: On June 18, 2020, the Stockholder Group sent the following email to subscribers of www.StrengthenSynalloy.com.